Exhibit 5

HUNTON & WILLIAMS LLP ONE BANK OF AMERICA PLAZA SUITE 1400 421 FAYETTEVILLE STREET RALEIGH, NORTH CAROLINA 27601 TEL 919 899 3000 FAX 919 833 6352

May 27, 2014

Board of Directors
Highwoods Realty Limited Partnership
3100 Smoketree Court, Suite 600
Raleigh, North Carolina 27604

$300,000,000 of 3.20% Notes due 2021

Ladies and Gentlemen:
We have served as special counsel to Highwoods Realty Limited Partnership, a North Carolina limited partnership (the “Operating Partnership”), and Highwoods Properties, Inc., a Maryland corporation (the “Company”), in connection with the issuance and sale by the Operating Partnership of $300,000,000 aggregate principal amount of the Operating Partnership’s 3.20% Notes due 2021 (the “Notes”) pursuant to the Registration Statement on Form S-3 (File No. 333-193864-01) (the “Registration Statement”), which became effective upon filing with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on February 10, 2014. The Notes are to be issued pursuant to an underwriting agreement, dated as of May 19, 2014 (the “Underwriting Agreement”), among the Operating Partnership, the Company and Wells Fargo Securities, LLC and Jefferies LLC, as representatives of the several underwriters named therein. The Notes are to be issued pursuant to an indenture dated as of December 1, 1996 (the “Base Indenture”), between the Operating Partnership, the Company and U.S. Bank National Association (as successor in interest to Wachovia Bank, N.A. as merged with and into First Union National Bank of North Carolina), as trustee (the “Trustee”), as supplemented by an officers’ certificate establishing the terms of the Notes, dated as of May 27, 2014 (such certificate, together with the Base Indenture, the “Indenture”).
In connection with our representation of the Operating Partnership, and as a basis for the opinions hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents:

(a)
the Certificate of Limited Partnership of the Operating Partnership, together with all amendments thereto, as certified by the Secretary of State of the State of North Carolina as of May 20, 2014 and by the Secretary of the Company, as the general partner of the Operating Partnership, as of the date hereof;

ATLANTA AUSTIN BANGKOK BEIJING BRUSSELS CHARLOTTE DALLAS HOUSTON LONDON LOS ANGELES
McLEAN MIAMI NEW YORK NORFOLK RALEIGH RICHMOND SAN FRANCISCO TOKYO WASHINGTON
www.hunton.com

Board of Directors
Highwoods Properties, Inc.
May 27, 2014

(b)
the Second Restated Agreement of Limited Partnership of the Operating Partnership, together with all amendments and supplements thereto, as certified by the Secretary of the Company, as general partner of the Operating Partnership, as of the date hereof;

(c)	copies of resolutions duly adopted by the Board of Directors of the Company on November 4, 1996, February 5, 2014 and May 13, 2014, as certified by the Secretary of the Company as of the date hereof;

(d)	the Registration Statement;

(e)
the Operating Partnership’s prospectus supplement, dated May 19, 2014, as filed with the Commission on May 20, 2014, pursuant to Rule 424(b) under the Securities Act, together with the base prospectus, dated February 10, 2014 (collectively, the “Final Prospectus”);

(f)	an executed copy of the Underwriting Agreement;

(g)	an executed copy of the Indenture;

(h)	the form of the definitive global note representing the Notes;

(i)	an executed copy of the certificate of the Secretary of the Company, dated the date hereof, as to certain factual matters;

(j)
the certificate of the Secretary of State of the State of North Carolina as to the existence of the Operating Partnership in the State of North Carolina dated May 20, 2014 (the “North Carolina Certificate”); and

(k)	such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.
For purposes of the opinions expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted as certified or photostatic copies and the authenticity of the originals thereof, (iii) the genuineness of all signatures and (iv) the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof upon the Operating Partnership.

Board of Directors
Highwoods Properties, Inc.
May 27, 2014

Based upon the foregoing, and having regard for such legal considerations as we have considered necessary for purposes hereof, we are of the opinion that:

1.	the Operating Partnership is a limited partnership duly formed and validly existing under the laws of the State of North Carolina, and has the requisite partnership power to issue the Notes; and

2.
the Notes have been duly authorized for issuance by the Operating Partnership, and when executed by the Operating Partnership and authenticated by the Trustee in the manner provided in the Indenture (assuming the due authorization, execution and delivery of the Indenture by the Trustee) and delivered against payment of the purchase price therefor as provided in the Underwriting Agreement and the Indenture, the Notes will constitute valid and binding obligations of the Operating Partnership under New York law, enforceable against the Operating Partnership under New York law in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting enforcement of the rights and remedies of creditors or by general principles of equity.

The opinion in paragraph 1 with respect to existence of the Operating Partnership is based solely on the North Carolina Certificate.
We do not purport to express any opinion on any laws other than (i) the laws of the State of North Carolina (excluding securities or blue sky laws), (ii) the laws of the State of New York (excluding securities or blue sky laws) and (iii) the federal laws of the United States of America.
This opinion is being furnished to you for submission to the Commission as an exhibit to the Company’s Current Report on Form 8-K, which is incorporated by reference in the Registration Statement in accordance with the requirements of Form S-3 and the rules and regulations promulgated under the Securities Act. We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement with the Commission on the date hereof and to the use of the name of our firm in the section entitled “Legal Matters” in the Final Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

Board of Directors
Highwoods Properties, Inc.
May 27, 2014

This opinion is limited to the matters stated in this letter, and no opinion may be implied or inferred beyond the matters expressly stated in this letter. This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in the law, including judicial or administrative interpretations thereof, that occur which could affect the opinions contained herein.

Very truly yours,
/s/ Hunton & Williams LLP